Exhibit 5.1

September 3, 2014

Orient Paper, Inc.

Science Park, Juli Road
Xushui County, Baoding City
Hebei Province, The People’s Republic of China 072550

Ladies and Gentlemen:

We have acted as special Nevada counsel to Orient Paper, Inc., a Nevada corporation (the “Company”), in connection with (i) that certain Securities Purchase Agreement, dated as of August 27, 2014 (the “Purchase Agreement”), by and between the Company and each of the Purchasers named therein (the “Purchasers”), relating to the issuance and sale by the Company to the Purchasers of up to an aggregate of $2,500,000 of securities of the Company consisting of (x) shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (y) warrants (the “Purchaser Warrants”) exercisable into shares of Common Stock (collectively, the “Purchaser Warrant Shares”), and (ii) that certain letter agreement, dated as of April 2, 2014, by and between the Company and H.C. Wainwright & Co., LLC (the “Placement Agent”), as amended by the certain letter, dated as of August 19, 2014, and as further amended by that certain letter, dated as of August 25, 2014 (as so amended, the “Engagement Letter”), relating to the potential issuance by the Company to the Placement Agent of warrants (the “Wainwright Warrants” and, together with the Purchaser Warrants, the “Warrants”), exercisable into shares of Common Stock (the “Wainwright Warrant Shares” and, together with the Purchaser Warrant Shares, the “Warrant Shares”), all as more fully described in the form of prospectus, dated June 26, 2014 (the “Base Prospectus”), contained in the Registration Statement on Form S-3 (File No. 333-196111) (the “Registration Statement”), as supplemented by the Prospectus Supplement, dated August 27, 2014 (together with the Base Prospectus, the “Prospectus”), each as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This opinion letter is being furnished at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the issuance and sale of the Shares, the Warrants and the Warrant Shares, as described in the Registration Statement and the Prospectus. For purposes of this opinion letter, and except to the extent set forth in the opinions below, we have assumed all such proceedings have been timely completed or will be timely completed in the manner presently proposed in the Registration Statement and the Prospectus.

For purposes of rendering this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement and the Prospectus, (ii) the Purchase Agreement, the Warrants and the Engagement Letter (collectivlely, the “Transaction Documents”), (iii) the articles of incorporation and bylaws of the Company (collectively, the “Governing Documents”), and (iv) such other agreements, instruments, corporate records and other documents as we have deemed necessary or appropriate for the purpose of issuing this opinion letter, and we have obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary or appropriate.

100 North City Parkway, Suite 1600 Las Vegas, NV 89106-4614 main 702.382.2101

Orient Paper, Inc.

September 3, 2014

Without limiting the generality of the foregoing, in our examination and in rendering this opinion letter, we have, with your permission, assumed without independent verification, that (i) the obligations of each party set forth in the Transaction Documents are its valid and binding obligations, enforceable in accordance with their respective terms, (ii) each natural person executing a document has or will have sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; (iv) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete; and (v) after any issuance of Shares or Warrant Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement or arrangement or otherwise, will not exceed the total number of shares of Common Stock then authorized under the Company’s articles of incorporation.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to any laws, rules or regulations or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “Blue Sky” laws, rules or regulations.

Based upon the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1.        The Shares have been duly authorized by the Company, and when and to the extent the Shares have been issued and sold in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by, the applicable Transaction Documents, including payment in full of all consideration required therefor as prescribed thereunder, and as described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

2.        The Warrants and the Warrant Shares have been duly authorized by the Company, and when and to the extent the Warrant Shares have been issued and sold in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by, the applicable Transaction Documents, including due and proper exercise of the Warrants and payment in full of all consideration required for the Warrant Shares as prescribed thereunder, and as described in the Registration Statement, the Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date hereof. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in such laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion set forth herein.

We consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm therein under the heading “Legal Matters”. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP